                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.1 )*

                           ON Technology Corporation
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                                (Name of Issuer)

                                     Common
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                         (Title of Class of Securities)

                                   68219P108
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this / / statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 11 Pages

SEC 1745 (10-85)

CUSIP NO 68219P108.                     13G                  PAGE 2 OF 11 PAGES


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  1   NAME OF REPORTING PERSON  Charles River VI GP Limited Partnership
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        04-3049015
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
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  3   SEC USE ONLY
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  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           622,983
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            0
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            622,983
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                622,983
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                5.1%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                PN
--------------------------------------------------------------------------------

CUSIP NO 68219P108.                     13G                   PAGE 3 OF 11 PAGES


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  1   NAME OF REPORTING PERSON  Charles River Partnership VI
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        04-3049002
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           529,538
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            0
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            529,538
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                529,538
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                4.3%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO 68219P108                         13G               PAGE 4 OF 11 PAGES


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  1   NAME OF REPORTING         Richard M. Burnes, Jr.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                United States
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           29,825
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            622,983
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            29,825
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                622,983
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                652,808
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                5.3%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                IN
--------------------------------------------------------------------------------

CUSIP NO 68219P108.                     13G                   PAGE 5 OF 11 PAGES


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  1   NAME OF REPORTING         Donald W. Feddersen.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                United States
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           0
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            622,983
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            0
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                622,983
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                622,983
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                5.1%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                IN
--------------------------------------------------------------------------------

CUSIP NO 68219P108.                     13G                   PAGE 6 OF 11 PAGES

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  1   NAME OF REPORTING         Michael J. Zak.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                United States
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           9,138
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            622,983
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            9,138
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                622,983
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                632,121
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                5.1%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                IN
--------------------------------------------------------------------------------

CUSIP NO 68219P108.                     13G                   PAGE 7 OF 11 PAGES


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  1   NAME OF REPORTING         John T. Neises.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                United States
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           26,184
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            649,167
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            26,184
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                622,983
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                649,167
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                5.3%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G                                                 Page 8 of 11 Pages


Item 1:     (a)    Name of Issuer:
                ON Technology Corporation.
            (b)    Address of Issuer's Principal Executive Offices:
                One Cambridge Center
Item 2:     (a)    Name of Person Filing:
                Charles River Partnership VI, Charles River VI GP Limited Partnership Richard M. Burnes, Jr., Donald W. Feddersen, John
                T. Neises and Michael J. Zak. Charles River VI GP Limited Partnership is the general partner of Charles River Partnership VI;. Messrs. Burnes, Feddersen, Neises and Zak are the individual general partners of Charles River Partnership VI GP Limited Partnership.
            (b)    Address of Principal Business Office or, if none, Residence:
                The address of the principle business office of Charles River Partnership VI, Charles River VI GP Limited Partnership and each of Messrs. Burnes, Feddersen, Neises, and Zak is Charles River Ventures, 1000 Winter Street, Suite 3300, Waltham, MA 02154
(c)  Citizenship:
                Charles River Partnership VI and Charles River VI GP Limited Partnership are limited partnerships organized under the laws of the state of Delaware. Each of Messrs. Burnes, Feddersen, Neises and Zak is a United States Citizen.

            (d)    Title of Class of Securities:
                Common Stock.

            (e)    CUSIP Number:
                        68219P108
Item 3:
Item 4:     (a)    Amount Beneficially Owned:
                Charles River Partnership VI may be deemed to own beneficially and of record 529,538 shares of Common Stock as of December 31, 1997. Charles River VI GP Limited Partnership and Donald W. Feddersen may be deemed to own beneficially and of record 622,983 shares of Common Stock as of December 31, 1997. Richard M. Burnes, Jr. may be deemed to own beneficially and of record 652,808 shares of Common Stock as of December 31, 1997. Michael J. Zak may be deemed to won beneficially and of record 632,121 shares of Common Stock as of December 31, 1997. John T. Neises may be deemed to own beneficially and of record 649,167 shares of Common Stock as of December 31, 1997.

            (b)    Percent of Class: Charles River Partnership VI - 4.3%;
                Charles River VI GP Limited Partnership - 5.1%; Richard M. Burnes Jr. - 5.3%; Donald W. Feddersen - 5.1%;
                Michael J. Zak - 5.6%; and John T. Neises - 5.3%
                (based on 12,268,870 shares of Common Stock reported to be outstanding in the 9/30/97 Form 10Q).

            (c)    Number of shares as to which such person has:
        (i) sole power to vote or direct the vote: Charles River Partnership VI: 529,538 shares; Charles River VI GP Limited Partnership VI-A: 622,983 shares; Mr. Burnes: 29,825 shares; Mr. Feddersen: 0 shares; Mr. Neises: 26,184 shares;
                Mr. Zak: 9,138 shares.

        (ii) shared power to vote or to direct the vote: Charles River Partnership VI: 0 shares; Charles River VI GP Limited
                Partnership: 622,983;  Mr. Burnes: 622,983 shares;
                Mr. Feddersen: 622,983 shares; Mr. Neises: 622,983 shares. Mr. Zak: 622,983 shares

        (iii) sole power to dispose or direct the disposition of: Charles River Partnership VI: 529,538 shares; Charles River VI GP Limited Partnership: 622,983 shares; Mr. Burnes: 29,825 shares; Mr. Feddersen: 0 shares; Mr. Neises: 26,184 shares; Mr. Zak: 9,138 shares.

        (iv)    shared power to dispose or to direct the disposition of:
                Charles River Partnership VI: 0 shares; Charles River VI GP Limited Partnership: 622,983 shares; Mr. Burnes: 622,983 shares; Mr. Feddersen: 622,983 shares; Mr. Neises: 622,983 shares; Mr. Zak: 622,983 shares

        Each of Messrs. Burnes, Feddersen, Neises, and Zak expressly disclaims beneficial ownership of the 529,538 shares of Common Stock held of record by Charles River Partnership VI and the 93,445 shares of common stock held of record by Charles River Partnership VI-A for which he does not have a pecuniary interest.

SCHEDULE 13G                                                  Page 9 of 11 Pages


Item 5:            Ownership of Five Percent or Less of a Class:
                                Not Applicable
Item 6:            Ownership of More than Five Percent on Behalf of Another
                   Person:
                                Not Applicable
Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                   Company:
                                Not Applicable
Item 8:            Identification and Classification of Members of the Group:
                                Not Applicable
Item 9:            Notice of Dissolution of Group:
                                Not Applicable
Item 10:           Certification:
                                Not Applicable